EXHIBIT 99.1

EPE HOLDINGS, LLC

Unaudited Condensed Consolidated Balance Sheet at June 30, 2009

EPE HOLDINGS, LLC

EPE HOLDINGS, LLC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT JUNE 30, 2009
(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$70.1
Restricted cash	184.4
Accounts and notes receivable – trade, net of allowance for doubtful accounts of $17.3	2,263.3
Accounts receivable – related parties	10.2
Inventories	1,050.1
Derivative assets (see Note 5)	232.1
Prepaid and other current assets	191.3
Total current assets	4,001.5
Property, plant and equipment, net	17,210.3
Investments in unconsolidated affiliates	2,453.2
Intangible assets, net of accumulated amortization of $735.8	1,729.8
Goodwill	1,013.9
Deferred tax assets	1.1
Other assets	290.8
Total assets	$26,700.6

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$181.4
Accounts payable – trade	337.7
Accounts payable – related parties	100.2
Accrued product payables	2,420.8
Accrued expenses	58.8
Accrued interest	210.0
Derivative liabilities (see Note 5)	351.6
Other current liabilities	231.7
Total current liabilities	3,892.2
Long-term debt (see Note 11)	13,026.6
Deferred tax liabilities	68.8
Other long-term liabilities	137.5
Commitments and contingencies
Equity:
EPE Holdings, LLC member’s equity:
Member’s interest	(0.2)
Accumulated other comprehensive loss	*
Total EPE Holdings, LLC member’s equity	(0.2)
Noncontrolling interest	9,575.7
Total equity	9,575.5
Total liabilities and equity	$26,700.6

      * Amount is negligible.

See Notes to Unaudited Condensed Consolidated Balance Sheet.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1.  Company Organization and Basis of Financial Statement Presentation

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P.  The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P.  At June 30, 2009, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries.  Enterprise Products GP, LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings.  References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the limited partnership interests of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.”  The business of Enterprise GP Holdings is the ownership of general and limited partner interests of publicly traded limited partnerships engaged in the midstream energy industry and related businesses. EPE Holdings’ general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., a publicly traded limited partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.”  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  References to “EPGP” refer to Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners.  EPGP is owned by Enterprise GP Holdings.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO and a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.”  References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded limited partnership, the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.  TEPPCO GP is owned by Enterprise GP Holdings.  On June 28, 2009, Enterprise Products Partners and TEPPCO, their respective general partners, EPGP and TEPPCO GP, and two subsidiaries of Enterprise Products Partners entered into definitive agreements to merge.  See Note 3 for additional information regarding the proposed merger agreements.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which includes Energy Transfer Partners, L.P. (“ETP”).  Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).  Enterprise GP Holdings owns noncontrolling interests in both Energy Transfer Equity and LE GP that it accounts for using the equity method of accounting.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

References to “Employee Partnerships” mean EPE Unit L.P., EPE Unit II, L.P., EPE Unit III, L.P., Enterprise Unit L.P., EPCO Unit L.P., TEPPCO Unit L.P., and TEPPCO Unit II L.P., collectively, all of which are privately-held affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its privately-held affiliates.  Mr. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships and EPCO, are affiliates under common control of Mr. Duncan.  We do not control Energy Transfer Equity or LE GP.

Basis of Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings.  EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business.  EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few.  The most significant reconciling item is that relating to noncontrolling interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings.  See Note 12 for additional details regarding noncontrolling interest ownership in our consolidated subsidiaries.

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160 (Accounting Standards Codification (“ASC”) 810), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our financial statements.  This new standard requires, among other things, that noncontrolling interests be presented as a component of equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest).

The Consolidated Balance Sheet included in this Current Report on Form 8-K reflects the changes required by SFAS 160.  This Unaudited Condensed Consolidated Balance Sheet and Notes thereto should be read in conjunction with the Audited Consolidated Balance Sheet and Notes thereto included in our Current Report on Form 8-K dated July 8, 2009 (the “Recast Form 8-K”), which retrospectively adjusted portions of our Current Report on Form 8-K for the year ended December 31, 2008 to reflect our adoption of SFAS 160.

Presentation of Investments. Enterprise GP Holdings owns 13,670,925 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated incentive distribution rights (“IDRs”) of Enterprise Products Partners.

Enterprise GP Holdings owns 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP, which is entitled to 2% of the cash distributions of TEPPCO as well as the IDRs of TEPPCO.  See Note 3 for information regarding the proposed merger of TEPPCO and TEPPCO GP with Enterprise Products Partners.

Enterprise GP Holdings owns 38,976,090 common units of Energy Transfer Equity and approximately 40.6% of the membership interests of its general partner, LE GP.  Energy Transfer Equity owns limited partner interests and the general partner interest of ETP.  We account for our investments in Energy Transfer Equity and LE GP using the equity method of accounting.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 2.  General Accounting Matters

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts presented in the balance sheet (e.g., assets and liabilities) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Fair Value Information

Cash and cash equivalents (including restricted cash), accounts receivable, accounts payable and accrued expenses, and other current liabilities are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.  The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.  See Note 5 for fair value information associated with our derivative instruments.  The following table presents the estimated fair values of our financial instruments at June 30, 2009:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents, including restricted cash	$254.5	$254.5
Accounts receivable	2,273.5	2,273.5
Financial liabilities:
Accounts payable and accrued expenses	3,127.5	3,127.5
Other current liabilities	231.7	231.7
Fixed-rate debt (principal amount)	9,986.7	9,728.0
Variable-rate debt	3,169.3	3,169.3

Recent Accounting Developments

The following information summarizes recently issued accounting guidance that will or may affect our future financial statements since those reported in our Recast Form 8-K that will or may affect our future balance sheet.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance in the form of FASB Staff Positions (“FSPs”) in an effort to clarify certain fair value accounting rules.   FSP FAS 157-4 (ASC 820), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, establishes a process to determine whether a market is not active and a transaction is not distressed.   FSP FAS 157-4 states that companies should look at several factors and use judgment to ascertain if a formerly active market has become inactive.   When estimating fair value, FSP FAS 157-4 requires companies to place more weight on observable transactions determined to be orderly and less weight on transactions for which there is insufficient information to determine whether the transaction is orderly (entities do not have to incur undue cost and effort in making this determination).   The FASB also issued FSP FAS 107-1 and APB 28-1 (ASC 825), Interim Disclosures About Fair Value of Financial Instruments.   This FSP requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report.  Previously, this was only an annual requirement.  We adopted these FSPs on June 30, 2009.   Our adoption of this new guidance did not have a material impact on our Unaudited Condensed Consolidated Balance Sheet or related disclosures.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

In May 2009, the FASB issued SFAS 165 (ASC 855), Subsequent Events, which establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date.  We adopted SFAS 165 on June 30, 2009.  Our adoption of this guidance did not have any impact on our financial position.

In June 2009, the FASB issued SFAS 167 (ASC 810), Amendments to FASB Interpretation No. 46(R), which amended consolidation guidance for variable interest entities (“VIEs”) under FASB Interpretation (“FIN”) No. 46(R) (ASC 810), Consolidation of Variable Interest Entities.  VIEs are entities whose equity investors do not have sufficient equity capital at risk such that the entity cannot finance its own activities.  When a business has a controlling financial interest in a VIE, the assets, liabilities and profit or loss of that entity must be included in consolidation.  A business enterprise must consolidate a VIE when that enterprise has a variable interest that will cover most of the entity’s expected losses and/or receive most of the entity’s anticipated residual return.  SFAS 167, among other things, eliminates the scope exception for qualifying special-purpose entities, amends certain guidance for determining whether an entity is a VIE, expands the list of events that trigger reconsideration of whether an entity is a VIE, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, requires continuous assessments of whether a company is the primary beneficiary of a VIE and requires enhanced disclosures about a company’s involvement with a VIE.  SFAS 167 is effective for us on January 1, 2010.  At June 30, 2009, we did not have any VIEs; therefore, our adoption of this new guidance is not expected to have a material impact on our consolidated balance sheet.

In June 2009, the FASB also issued SFAS 168 (ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162, which establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. The ASC is a reorganization of current GAAP into a topical format that eliminates the current GAAP hierarchy and establishes two levels of guidance — authoritative and nonauthoritative. All guidance contained in the ASC carries an equal level of authority. Rules and interpretive releases of the U.S. Securities and Exchange Commission (“SEC”) under federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  We will adopt SFAS 168 on September 30, 2009.  Our adoption of this new guidance is not expected to have any impact on our financial position.  References to specific GAAP in our consolidated balance sheet after our adoption of SFAS 168 will refer exclusively to the ASC.  We have elected to provide references to the ASC parenthetically in this Current Report.

Restricted Cash

Restricted cash represents amounts held in connection with Enterprise Products Partners’ commodity derivative instruments portfolio and New York Mercantile Exchange (“NYMEX”) physical natural gas purchases.  Additional cash may be restricted to maintain Enterprise Products Partners’ positions as commodity prices fluctuate or deposit requirements change.  At June 30, 2009, Enterprise Products Partners’ restricted cash amounts were $184.4 million.  See Note 5 for information about Enterprise Products Partners’ derivative instruments.

Subsequent Events

We have evaluated subsequent events through August 10, 2009, which is the date our Unaudited Condensed Consolidated Balance Sheet and Notes are being issued.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 3.  Business Segments

Our investing activities are organized into business segments that reflect how the Chief Executive Officer of EPE Holdings (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of Enterprise GP Holdings’ investments.  On a consolidated basis, we have three reportable business segments:

▪
Investment in Enterprise Products Partners – Reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP.  This segment also included the development stage assets of the Texas Offshore Port System.

In August 2008, wholly owned subsidiaries of Enterprise Products Partners and TEPPCO, together with Oiltanking Holding Americas, Inc. (“Oiltanking”) formed the Texas Offshore Port System partnership (“TOPS”).  Effective April 16, 2009, Enterprise Products Partners’ and TEPPCO’s wholly owned subsidiaries dissociated (exited) from TOPS.

We believe that the dissociation of affiliates of Enterprise Products Partners and TEPPCO discharged these affiliates with respect to further obligations under the TOPS partnership agreement, and, accordingly, from associated liabilities under the related guarantees; therefore, neither Enterprise Products Partners nor TEPPCO have recorded any amounts related to such guarantees.  See Note 14 for litigation matters associated with Enterprise Products Partners’ and TEPPCO’s dissociation from TOPS.

Within their respective financial statements, TEPPCO and Enterprise Products Partners accounted for their individual ownership interests in TOPS using the equity method of accounting. As a result of common control of TEPPCO and Enterprise Products Partners at Enterprise GP Holdings’ level, TOPS was a consolidated subsidiary of Enterprise GP Holdings and Oiltanking’s interest in the joint venture was accounted for as noncontrolling interest. For financial reporting purposes, our management determined that the joint venture should be included within the investment in Enterprise Products Partners’ segment.  As a result of the dissociation of our affiliates from TOPS, we discontinued the consolidation of TOPS during the second quarter of 2009.  The effect of deconsolidation was to remove the accounts of TOPS, including Oiltanking’s noncontrolling interest of $33.4 million, from our books and records, after reflecting the $68.4 million aggregate write-off of the investments related to the deconsolidation.

▪	Investment in TEPPCO – Reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. This segment also includes the assets and operations of Jonah Gas Gathering Company (“Jonah”).

On June 28, 2009, Enterprise Products Partners, TEPPCO, their respective general partners, EPGP and TEPPCO GP, and two subsidiaries of Enterprise Products Partners entered into definitive agreements to merge TEPPCO and TEPPCO GP with Enterprise Products Partners.  Under the terms of the definitive agreements, TEPPCO and TEPPCO GP would become wholly owned subsidiaries of Enterprise Products Partners, and each of TEPPCO’s unitholders, except for a certain privately-held affiliate of EPCO, would receive 1.24 common units of Enterprise Products Partners for each TEPPCO unit.  No fractional common units would be issued in the proposed merger, and TEPPCO unitholders would, instead, receive cash in lieu of fractional common units, if any.

Under the terms of the definitive merger agreements, Enterprise GP Holdings would receive 1,331,681 common units of Enterprise Products Partners and an increase in the capital account of EPGP to maintain its 2% general partner interest in Enterprise Products Partners as consideration for 100% of the membership interests of TEPPCO GP. The respective Audit, Conflicts and Governance (“ACG”) Committees of EPE Holdings and EPGP each voted unanimously to approve the merger and a Special Committee of the ACG Committee of TEPPCO GP voted unanimously to recommend the merger.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Following the closing of the proposed merger, we expect affiliates of EPCO would own approximately 29.5% of Enterprise Products Partners’ outstanding limited partner units, including 3.4% of Enterprise Products Partners’ outstanding limited partner units that would be owned by Enterprise GP Holdings.

Completion of the proposed merger is subject to the approval of holders of at least a majority of the outstanding TEPPCO units.  In addition, pursuant to the merger agreement providing for the merger of TEPPCO, the number of votes cast in favor of the merger agreement by TEPPCO’s unitholders (excluding specified unitholders affiliated with EPCO and other specified officers and directors of TEPPCO GP, Enterprise GP Holdings and Enterprise Products Partners) must exceed the number of votes actually cast against the merger agreement by such unaffiliated TEPPCO unitholders.  Affiliates of EPCO, including Enterprise GP Holdings, have executed a support agreement in which they have agreed to vote their units in favor of the merger agreement. The closing is also subject to customary regulatory approvals, including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Subject to the receipt of regulatory and TEPPCO unitholder approvals, completion of the proposed merger is expected to occur during the fourth quarter of 2009.  See Note 14 for information regarding litigation matters associated with the proposed merger.

The proposed merger transactions will be accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The financial and operating policies of Enterprise Products Partners, TEPPCO, their respective general partners, Enterprise GP Holdings, EPE Holdings and EPCO and its privately-held subsidiaries, are under the common control of Dan L. Duncan.

On August 5, 2009, EPO entered into a loan agreement with TEPPCO under which EPO agreed to make an unsecured revolving loan to TEPPCO in an aggregate maximum outstanding principal amount not to exceed $100.0 million.  This related party loan agreement will be eliminated in consolidation.

▪
Investment in Energy Transfer Equity – Reflects Enterprise GP Holdings’ investments in Energy Transfer Equity and its general partner, LE GP.  Enterprise GP Holdings accounts for these non-controlling investments using the equity method of accounting.

Each of the respective general partners of Enterprise Products Partners, TEPPCO and Energy Transfer Equity have separate operating management and boards of directors, with at least three independent directors.  Enterprise GP Holdings controls Enterprise Products Partners and TEPPCO through its ownership of their respective general partners.  Enterprise GP Holdings does not control Energy Transfer Equity or its general partner.

Financial information presented for our investment in Enterprise Products Partners and investment in TEPPCO business segments was derived from the underlying unaudited condensed consolidated balance sheets of EPGP and TEPPCO GP, respectively.  Financial information presented for our investment in Energy Transfer Equity segment represents amounts we record in connection with these equity method investments based on publicly available information of Energy Transfer Equity.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The following table presents selected business segment information at June 30, 2009:

	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals
Segment assets (1)	$18,772.2	$6,421.4	$1,552.5	$(45.5)	$26,700.6
Investments in unconsolidated
affiliates (see Note 8)	651.0	249.7	1,552.5	--	2,453.2
Intangible assets (see Note 10) (2)	813.5	932.3	--	(16.0)	1,729.8
Goodwill (see Note 10)	706.9	307.0	--	--	1,013.9
(1)  Amounts presented in the “Adjustments and Eliminations” column represent the elimination of intercompany receivables and investment balances, as well as the elimination of contracts Enterprise Products Partners purchased in cash from TEPPCO in 2006.
(2)  Amounts presented in the “Adjustments and Eliminations” column represent the elimination of contracts Enterprise Products Partners purchased from TEPPCO in 2006.

Note 4.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R) (ASC 505 and 718), Share-Based Payment.  Such awards were not material to our consolidated financial position.

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our consolidated business activities.

EPGP Unit Appreciation Rights

At December 31, 2008, there were 90,000 outstanding unit appreciation rights (“UARs”) granted to non-employee directors of EPGP that were to cliff vest in 2011.  In June 2009, these 90,000 UARs were forfeited, leaving none outstanding.

EPCO 1998 Long-Term Incentive Plan

The EPCO 1998 Long-Term Incentive Plan (“EPCO 1998 Plan”) provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners.  After giving effect to the issuance or forfeiture of option awards and restricted unit awards through June 30, 2009, a total of 301,600 additional common units of Enterprise Products Partners could be issued under the EPCO 1998 Plan.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners’ unit option awards.  The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Strike Price	Contractual	Intrinsic
	Units	(dollars/unit)	Term (in years)	Value (1)
Outstanding at December 31, 2008	2,168,500	$26.32
Granted (2)	30,000	$20.08
Exercised	(25,000)	$13.16
Forfeited	(365,000)	$26.38
Outstanding at June 30, 2009	1,808,500	$26.39	4.8	$1.5
Options exercisable at
June 30, 2009	403,500	$21.33	3.9	$1.5

(1)  Aggregate intrinsic value reflects fully vested option awards at June 30, 2009.
(2)  Aggregate grant date fair value of these unit options issued during 2009 was $0.2 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $20.08 per unit; (ii) expected life of options of 5.0 years; (iii) risk-free interest rate of 1.8%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 10%; and (v) expected unit price volatility on Enterprise Products Partners’ common units of 72.8%.

The total intrinsic value of option awards exercised during the three and six months ended June 30, 2009 was $0.2 million and $0.3 million, respectively.

During the six months ended June 30, 2009, Enterprise Products Partners received cash of $0.2 million from the exercise of unit options.  Conversely, its option-related reimbursements to EPCO were $0.3 million.

Enterprise Products Partners’ restricted unit awards.  The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards under the EPCO 1998 Plan for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	2,080,600
Granted (2)	1,011,350	$20.63
Vested	(12,500)	$27.59
Forfeited	(144,000)	$29.41
Restricted units at June 30, 2009	2,935,450

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)  Aggregate grant date fair value of restricted unit awards issued during 2009 was $20.9 million based on grant date market prices of Enterprise Products Partners’ common units ranging from $20.08 to $24.92 per unit and an estimated forfeiture rate ranging between 4.6% and 17%.

The total fair value of Enterprise Products Partners’ restricted unit awards that vested during the six months ended June 30, 2009 was $0.3 million.  Such amount was immaterial for the three months ended June 30, 2009.

Enterprise Products Partners’ phantom unit awards and distribution equivalent rights.  No phantom unit awards or distribution equivalent rights have been issued as of June 30, 2009 under the EPCO 1998 Plan.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners 2008 Long-Term Incentive Plan

The Enterprise Products Partners 2008 Long-Term Incentive Plan (“EPD 2008 LTIP”) provides for the issuance of up to 10,000,000 of Enterprise Products Partners’ common units.  After giving effect the issuance or forfeiture of option awards through June 30, 2009, a total of 7,865,000 additional common units of Enterprise Products Partners could be issued under the EPD 2008 LTIP.

Enterprise Products Partners’ unit option awards.  The following table presents unit option activity under the EPD 2008 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Outstanding at December 31, 2008	795,000	$30.93
Granted (1)	1,430,000	$23.53
Forfeited	(90,000)	$30.93
Outstanding at June 30, 2009 (2)	2,135,000	$25.97	5.2

(1)  Aggregate grant date fair value of these unit options issued during 2009 was $6.5 million based on the following assumptions: (i) a weighted-average grant date market price of Enterprise Products Partners’ common units of $23.53 per unit; (ii) weighted-average expected life of options of 4.9 years; (iii) weighted-average risk-free interest rate of 2.1%; (iv) expected weighted-average distribution yield on Enterprise Products Partners’ common units of 9.4%; (v) expected weighted-average unit price volatility on Enterprise Products Partners’ common units of 57.1%; and (vi) an estimated forfeiture rate of 17%.
(2)  No unit options were exercisable as of June 30, 2009.

Enterprise Products Partners’ phantom unit awards. There were a total of 10,600 phantom units outstanding at June 30, 2009 under the EPD 2008 LTIP.  These awards cliff vest in 2011 and 2012.  At June 30, 2009, Enterprise Products Partners had accrued an immaterial liability for compensation related to these phantom unit awards.

DEP GP UARs

At June 30, 2009, there were a total of 90,000 outstanding UARs granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  At June 30, 2009, Enterprise Products Partners had accrued an immaterial liability for compensation related to these UARs.

TEPPCO 1999 Phantom Unit Retention Plan

There were a total of 2,800 phantom units outstanding under the TEPPCO 1999 Phantom Unit Retention Plan (“TEPPCO 1999 Plan”) at June 30, 2009, which cliff vest in January 2010.  During the first quarter of 2009, 2,800 phantom units that were outstanding at December 31, 2008 under the TEPPCO 1999 Plan were forfeited.  Additionally, in April 2009, 13,000 phantom units vested, resulting in a cash payment of $0.3 million.  At June 30, 2009, TEPPCO had an accrued liability balance of $0.1 million for compensation related to the TEPPCO 1999 Plan.

EPCO 2006 TPP Long-Term Incentive Plan

The EPCO 2006 TPP Long-Term Incentive Plan (“TEPPCO 2006 LTIP”) provides for the issuance of up to 5,000,000 common units of TEPPCO in connection with these awards.  After giving effect to the issuance or forfeiture of unit options and restricted units through June 30, 2009, a total of 4,161,046 additional units of TEPPCO could be issued under the TEPPCO 2006 LTIP.  The merger agreement governing the proposed merger of TEPPCO with a subsidiary of Enterprise Products Partners contains restrictions on the issuance of additional units under the 2006 LTIP.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

TEPPCO unit options.  The following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number	Strike Price	Contractual
	of Units	(dollars/unit)	Term (in years)
Outstanding at December 31, 2008	355,000	$40.00
Granted (1)	329,000	$24.84
Forfeited	(109,500)	$34.38
Outstanding at June 30, 2009 (2)	574,500	$32.39	4.8

(1)  The total grant date fair value of these awards granted during 2009 was $1.3 million based on the following assumptions: (i) weighted-average expected life of the options of 4.8 years; (ii) weighted-average risk-free interest rate of 2.1%; (iii) weighted-average expected distribution yield on TEPPCO’s common units of 11.3%; (iv) estimated forfeiture rate of 17% and (v) weighted-average expected unit price volatility on TEPPCO’s common units of 59.3%.
(2)  No unit options were exercisable as of June 30, 2009.

TEPPCO restricted units. The following table summarizes information regarding TEPPCO’s restricted unit awards under the TEPPCO 2006 LTIP for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	157,300
Granted (2)	140,450	$23.93
Vested	(5,000)	$34.63
Forfeited	(32,350)	$32.29
Restricted units at June 30, 2009	260,400

(1)  Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited awards is determined before an allowance for forfeitures.
(2)  Aggregate grant fate fair value of restricted unit awards issued during 2009 was $3.4 million based on grant date market prices of TEPPCO’s common units ranging from $28.81 to $29.83 per unit and an estimated forfeiture rate of 17%.

The total fair value of TEPPCO’s restricted unit awards that vested during the six months ended June 30, 2009 was $0.1 million.

TEPPCO UARs and phantom units.  At June 30, 2009, there were a total of 95,654 UARs outstanding that had been granted to non-employee directors of TEPPCO GP and 297,134 UARs outstanding that were granted under the TEPPCO 2006 LTIP to certain employees of EPCO who work on behalf of TEPPCO.  These UAR awards are subject to five year cliff vesting.  If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited.

As of June 30, 2009, there were a total of 1,647 phantom unit awards outstanding that had been granted under the TEPPCO 2006 LTIP to non-employee directors of TEPPCO GP.  Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 5.  Derivative Instruments and Hedging Activities

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates, commodity prices and, to a limited extent, foreign exchange rates.  In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments. Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates, commodity prices or currency values.  Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

SFAS 133 (ASC 815), Accounting for Derivative Instruments and Hedging Activities, requires companies to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While the standard requires that all derivatives be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪	Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment.

▪	Variable cash flows of a forecasted transaction.

▪	Foreign currency exposure, such as through an unrecognized firm commitment.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.  The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

On January 1, 2009, we adopted the disclosure requirements of SFAS 161 (ASC 815), Disclosures About Derivative Financial Instruments and Hedging Activities.  SFAS 161 requires enhanced qualitative and quantitative disclosure requirements regarding derivative instruments.  This footnote reflects the new disclosure standard.

Interest Rate Derivative Instruments

We utilize interest rate swaps, treasury locks and similar derivative instruments to manage our exposure to changes in the interest rates of certain consolidated debt agreements. This strategy is a component in controlling our cost of capital associated with such borrowings.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The following table summarizes our interest rate derivative instruments outstanding at June 30, 2009, all of which were designated as hedging instruments under SFAS 133:

	Number and Type of	Notional	Period of	Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Swap	Treatment
Enterprise GP Holdings:
Variable-interest rate borrowings	2 floating-to-fixed swaps	$250.0	9/07 to 8/09	1.1% to 5.0%	Cash flow hedge
Variable-interest rate borrowings	2 floating-to-fixed swaps	$250.0	9/07 to 8/11	1.1% to 4.8%	Cash flow hedge
Enterprise Products Partners:
Senior Notes C	1 fixed-to-floating swap	$100.0	1/04 to 2/13	6.4% to 3.5%	Fair value hedge
Senior Notes G	3 fixed-to-floating swaps	$300.0	10/04 to 10/14	5.6% to 2.6%	Fair value hedge
Senior Notes P	6 fixed-to-floating swaps	$350.0	6/09 to 8/12	4.6% to 2.8%	Fair value hedge
Duncan Energy Partners:
Variable-interest rate borrowings	3 floating-to-fixed swaps	$175.0	9/07 to 9/10	0.6% to 4.6%	Cash flow hedge

At times, we may use treasury lock derivative instruments to hedge the underlying U.S. treasury rates related to forecasted issuances of debt.

In the first quarter of 2009, Enterprise Products Partners entered into two forward starting interest rate swaps to hedge the underlying benchmark interest payments related to the forecasted issuances of debt.

	Number and Type of	Notional	Period of	Average Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Locked	Treatment
Enterprise Products Partners:
Future debt offering	1 forward starting swap	$50.0	6/10 to 6/20	3.3%	Cash flow hedge
Future debt offering	1 forward starting swap	$150.0	2/11 to 2/21	3.5%	Cash flow hedge

For information regarding consolidated fair value amounts, see “Tabular Presentation of Fair Value Amounts” within this Note 5.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Commodity Derivative Instruments

The prices of natural gas, NGLs, crude oil and certain petrochemical products are subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risk associated with such products, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts.  The following table summarizes our commodity derivative instruments outstanding at June 30, 2009:

	Volume (1)		Accounting
Derivative Purpose	Current	Long-Term (2)	Treatment
Derivatives designated as hedging instruments under SFAS 133:
Enterprise Products Partners:
Natural gas processing:
Forecasted natural gas purchases for plant thermal reduction (“PTR”) (3)	31.7 Bcf	n/a	Cash flow hedge
Forecasted NGL sales	2.2 MMBbls	n/a	Cash flow hedge
Octane enhancement:
Forecasted purchases of natural gas liquids	0.1 MMBbls	n/a	Cash flow hedge
Natural gas liquids inventory management activities	n/a	0.1 MMBbls	Cash flow hedge
Forecasted sales of octane enhancement products	1.5 MMBbls	n/a	Cash flow hedge
Natural gas marketing:
Natural gas storage inventory management activities	7.4 Bcf	n/a	Fair value hedge
NGL marketing:
Forecasted purchases of NGLs and related hydrocarbon products	2.3 MMBbls	n/a	Cash flow hedge
Forecasted sales of NGLs and related hydrocarbon products	5.0 MMBbls	0.8 MMBbls	Cash flow hedge

Derivatives not designated as hedging instruments under SFAS 133:
Enterprise Products Partners:
Natural gas risk management activities (4) (5)	296.1 Bcf	10.4 Bcf	Mark-to-market
Duncan Energy Partners:
Natural gas risk management activities (5)	1.6 Bcf	n/a	Mark-to-market
TEPPCO:
Crude oil risk management activities (6)	4.5 MMBbls	n/a	Mark-to-market

(1)  Volume for derivatives designated as hedging instruments reflects the total amount of volumes hedged whereas volume for derivatives not designated as hedging instruments reflects the absolute value of derivative notional volumes.
(2)  The maximum term for derivatives included in the long-term column is December 2012.
(3)  PTR represents the British thermal unit (“Btu”) equivalent of the NGLs extracted from natural gas by a processing plant, and includes the natural gas used as plant fuel to extract those liquids, plant flare and other shortages.  See the discussion below for the primary objective of this strategy.
(4)  Volume includes approximately 32.3 billion cubic feet (“Bcf”) of physical derivative instruments that are predominantly priced as an index plus a premium or minus a discount.
(5)  Reflects the use of derivative instruments to manage risks associated with natural gas transportation, processing and storage assets.
(6)  Reflects the use of derivative instruments to manage risks associated with TEPPCO’s portfolio of crude oil storage assets.

The table above does not include additional hedges of forecasted NGL sales executed under contracts that have been designated as normal purchase and sale agreements under SFAS 133.   At June 30, 2009, the volume hedged under these contracts was 9.6 million barrels (“MMBbls”).

Certain of our derivative instruments do not meet the hedge accounting requirements of SFAS 133 and are accounted for as economic hedges using mark-to-market accounting.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners’ predominant hedging strategy is a program to hedge a portion of its margin from natural gas processing.  The objective of this strategy is to hedge a level of gross margins associated with the NGL forward sales contracts (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) by locking in the cost of natural gas used for PTR through the use of commodity derivative instruments.  This program consists of:

▪	the forward sale of a portion of Enterprise Products Partners’ expected equity NGL production at fixed prices through 2009, and

▪	the purchase, using commodity derivative instruments, of the amount of natural gas expected to be consumed as PTR in the production of such equity NGL production.

For information regarding consolidated fair value amounts, see “Tabular Presentation of Fair Value Amounts” within this Note 5.

Foreign Currency Derivative Instruments

We are exposed to foreign currency exchange risk in connection with our NGL marketing activities in Canada.  As a result, we could be adversely affected by fluctuations in currency rates between the U.S. dollar and Canadian dollar. In order to manage this risk, we may enter into foreign exchange purchase contracts to lock in the exchange rate.  Prior to 2009, these derivative instruments were accounted for using mark-to-market accounting.  Beginning with the first quarter of 2009, these transactions are accounted for as cash flow hedges.

In addition, we were exposed to foreign currency exchange risk in connection with a term loan denominated in Japanese yen (see Note 11).  Enterprise Products Partners entered into this loan agreement in November 2008 and the loan matured in March 2009.  The derivative instrument used to hedge this risk was accounted for as a cash flow hedge and settled upon repayment of the loan.

We had one foreign currency derivative instrument with a notional amount of $1.7 million Canadian outstanding at June 30, 2009.  The fair market value of this instrument was an asset of $0.1 million at June 30, 2009.

For information regarding consolidated fair value amounts, see “Tabular Presentation of Fair Value Amounts” within this Note 5.

Credit-Risk Related Contingent Features in Derivative Instruments

A limited number of our commodity derivative instruments include provisions related to credit ratings and/or adequate assurance clauses.  A credit rating provision provides for a counterparty to demand immediate full or partial payment to cover a net liability position upon the loss of a stipulated credit rating. An adequate assurance clause provides for a counterparty to demand immediate full or partial payment to cover a net liability position should reasonable grounds for insecurity arise with respect to contractual performance by either party.  At June 30, 2009, the aggregate fair value of our over-the-counter derivative instruments in a net liability position was $8.0 million, of which approximately $7.8 million was subject to a credit rating contingent feature.  If Enterprise Products Partners’ credit ratings were downgraded to Ba2/BB, approximately $2.8 million would be payable as a margin deposit to the counterparties and if Enterprise Products Partners’ credit ratings were downgraded to Ba3/BB- or below, approximately $7.8 million would be payable as a margin deposit to the counterparties.  The potential for derivatives with contingent features to enter a net liability position may change in the future as positions and prices fluctuate.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Tabular Presentation of Fair Value Amounts

The following table provides a balance sheet overview of our derivative assets and liabilities at June 30, 2009:

	Asset Derivatives		Liability Derivatives
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value

Derivatives designated as hedging instruments under SFAS 133
Interest rate derivatives	Derivative assets	$18.7	Derivative liabilities	$17.6
Interest rate derivatives	Other assets	32.3	Other liabilities	14.9
Total interest rate derivatives		51.0		32.5
Commodity derivatives	Derivative assets	101.8	Derivative liabilities	228.3
Commodity derivatives	Other assets	0.1	Other liabilities	3.7
Total commodity derivatives (1)		101.9		232.0
Foreign current derivatives (2)	Derivative assets	0.1		--
Total derivatives designated as hedging instruments		$153.0		$264.5

Derivatives not designated as hedging instruments under SFAS 133
Commodity derivatives	Derivative assets	$111.5	Derivative liabilities	$105.7
Commodity derivatives	Other assets	0.2	Other liabilities	0.1
Total commodity derivatives		111.7		105.8
Total derivatives not designated as hedging instruments		$111.7		$105.8

(1)  Represent commodity derivative transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(2)  Relates to the hedging of our exposure to fluctuations in the foreign currency exchange rate related to Enterprise Products Partners’ Canadian NGL marketing subsidiary.

SFAS 157 - Fair Value Measurements

SFAS 157 (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.  These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur with sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYMEX).  Our Level 1 fair values primarily consist of financial assets and liabilities such as exchange-traded commodity financial instruments.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, the time value of money, volatility factors, current market and contractual prices for the underlying instruments and other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rate and yield curves at commonly quoted intervals).  Our Level 2 fair values primarily consist of commodity financial instruments such as forwards, swaps and other instruments transacted on an exchange or over the counter.  The fair values of these derivatives are based on observable price quotes for similar products and locations.  Our interest rate derivatives are valued by using appropriate financial models with the implied forward LIBOR yield curve for the same period as the future interest swap settlements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Our Level 3 fair values largely consist of ethane and normal butane-based contracts with a range of two to twelve months in term.  We rely on broker quotes for these products due to the forward markets for these products being less liquid.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at June 30, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities, in addition to their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Interest rate derivative instruments	$--	$51.0	$--	$51.0
Commodity derivative instruments	12.7	181.8	19.1	213.6
Foreign currency derivative instruments	--	0.1	--	0.1
Total	$12.7	$232.9	$19.1	$264.7

Financial liabilities:
Interest rate derivative instruments	$--	$32.5	$--	$32.5
Commodity derivative instruments	58.2	271.3	8.3	337.8
Total	$58.2	$303.8	$8.3	$370.3

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities for three and six months ended June 30, 2009:

Balance, January 1	$32.4
Total gains (losses) included in:
Net income	12.9
Other comprehensive income	1.5
Purchases, issuances, settlements	(12.3)
Balance, March 31	34.5
Total gains (losses) included in:
Net income	7.7
Other comprehensive income	(23.1)
Purchases, issuances, settlements	(8.1)
Transfer in/out of Level 3	(0.2)
Balance, June 30	$10.8

We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  Our adoption of this guidance had no impact on our financial position.  Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances (e.g., when there is evidence of impairment).  Using appropriate valuation techniques, TEPPCO adjusted the carrying value of a river terminal to $3.0 million and recorded a non-cash impairment charge of $2.3 million during the second quarter of 2009.

Note 6.  Inventories

Our inventory amounts by business segment were as follows at June 30, 2009:

Investment in Enterprise Products Partners:
Working inventory (1)	$438.8
Forward sales inventory (2)	527.0
Subtotal	965.8
Investment in TEPPCO:
Working inventory (3)	27.8
Forward sales inventory (4)	57.8
Subtotal	85.6
Eliminations	(1.3)
Total inventory	$1,050.1

(1)  Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in providing services.
(2)  Forward sales inventory consists of identified NGL and natural gas volumes dedicated to the fulfillment of forward physical sales contracts. As a result of energy market conditions, Enterprise Products Partners significantly increased its physical inventory purchases and related forward physical sales commitments during 2009. Of the $527.0 million in forward sales inventory at June 30, 2009, approximately $432.0 million relates to forward sales NGL volumes. In general, the significant increase in volumes dedicated to forward physical sales contracts improves the overall utilization and profitability of Enterprise Products Partners’ fee-based assets. The cash invested in forward sales NGL inventories is expected to be recovered within the next twelve months, with approximately $163.4 million realized by December 31, 2009.
(3)  Working inventory is comprised of inventories of crude oil, refined products, liquefied petroleum gases, lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.
(4)  Forward sales inventory primarily consists of identified crude oil volumes dedicated to the fulfillment of forward sales contracts.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements.  These volumes are recorded as inventory at market-related values in the month of acquisition.  Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Note 7.  Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at June 30, 2009:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-45 (5)	$13,852.4
Storage facilities (2)	5-35 (6)	930.8
Offshore platforms and related facilities (3)	20-31	637.5
Transportation equipment (4)	3-10	39.3
Land		59.0
Construction in progress		669.8
Total historical cost		16,188.8
Less accumulated depreciation		2,618.0
Total carrying value, net		13,570.8
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	3,024.7
Storage facilities (2)	5-40 (6)	322.2
Transportation equipment (4)	5-10	13.9
Marine vessels	20-30	508.6
Land		200.6
Construction in progress		408.2
Total historical cost		4,478.2
Less accumulated depreciation		838.7
Total carrying value, net		3,639.5
Total property, plant and equipment, net		$17,210.3

(1)  Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.
(2)  Includes underground product storage caverns, above ground storage tanks, water wells and related assets.
(3)  Includes offshore platforms and related facilities and assets.
(4)  Includes vehicles and similar assets used in our operations.
(5)  In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-45 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.
(6)  In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks, 10-40 years; and water wells, 5-35 years.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of certain tangible long-lived assets that result from acquisitions, construction, development and/or normal operations, or a combination of these factors.  The following table summarizes amounts recognized in connection with AROs since December 31, 2008:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2008	$37.7	$4.5	$42.2
Liabilities incurred	0.4	--	0.4
Liabilities settled	(11.1)	(1.0)	(12.1)
Accretion expense	1.1	0.1	1.2
Revisions in estimated cash flows	21.3	--	21.3
ARO liability balance, June 30, 2009	$49.4	$3.6	$53.0

The increase in our ARO liability balance during 2009 primarily reflects revised estimates of the cost to comply with regulatory abandonment obligations associated with Enterprise Products Partners’ facilities offshore in the Gulf of Mexico.  Enterprise Products Partners incurred $11.1 million of costs through June 30, 2009 as a result of ARO settlement activities associated with certain pipeline laterals and a platform located in the Gulf of Mexico.

Our consolidated property, plant and equipment at June 30, 2009 includes $25.5 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 8.  Investments in Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  The following table presents our investments in unconsolidated affiliates by business segment at June 30, 2009:

	Ownership
	Percentage
Investment in Enterprise Products Partners:
Venice Energy Service Company, L.L.C. (“VESCO”)	13.1%	$31.6
K/D/S Promix, L.L.C. (“Promix”)	50%	47.8
Baton Rouge Fractionators LLC	32.2%	23.3
White River Hub, LLC	50%	27.2
Skelly-Belvieu Pipeline Company, L.L.C.	49%	37.0
Evangeline (1)	49.5%	5.0
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	59.8
Cameron Highway Oil Pipeline Company	50%	246.7
Deepwater Gateway, L.L.C.	50%	102.9
Neptune Pipeline Company, L.L.C.	25.7%	54.5
Nemo Gathering Company, LLC	33.9%	--
Baton Rouge Propylene Concentrator LLC	30%	11.7
La Porte (2)	50%	3.5
Total investment in Enterprise Products Partners		651.0
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	182.9
Centennial Pipeline LLC (“Centennial”)	50%	66.4
Other	25%	0.4
Total investment in TEPPCO		249.7
Investment in Energy Transfer Equity:
Energy Transfer Equity	17.5%	1,540.1
LE GP	40.6%	12.4
Total investment in Energy Transfer Equity		1,552.5
Total consolidated		$2,453.2

(1)  Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(2)  Refers to ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

On occasion, the price we pay to acquire a noncontrolling ownership interest in a company exceeds the underlying book value of the net assets we acquire.  Such excess cost amounts are included within the carrying values of our investments in unconsolidated affiliates.  Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information by business segment at June 30, 2009:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$64.4	$30.3	$576.6	$671.3
Goodwill	--	--	335.8	335.8
Intangibles – finite life	--	30.0	244.7	274.7
Intangibles – indefinite life	--	--	513.5	513.5
Total	$64.4	$60.3	$1,670.6	$1,795.3

Excess cost amounts, net of amortization	$46.1	$26.0	$1,591.3	$1,663.4

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

We monitor the underlying business fundamentals of our investments in unconsolidated affiliates and test such investments for impairment when impairment indicators are present.  As a result of our reviews for the second quarter of 2009, no impairment charges were required.  We have the intent and ability to hold our equity method investments, which are integral to our operations.

Note 9.  Business Combinations

In May 2009, Enterprise Products Partners acquired certain rail and truck terminal facilities located in Mont Belvieu, Texas from Martin Midstream Partners L.P (“Martin”).  Cash consideration paid for this business combination was $23.7 million, all of which was recorded as property, plant and equipment.  Enterprise Products Partners used its revolving credit facility to finance this acquisition.

In June 2009, TEPPCO expanded their marine transportation business with the acquisition of 19 tow boats and 28 tank barges from TransMontaigne Product Services Inc. (“TransMontaigne”) for $50.0 million in cash.  The acquired vessels provide marine vessel fueling services for cruise liners and cargo ships, referred to as bunkering, and other ship-assist services and transport fuel oil for electric generation plants.  The newly acquired assets are generally supported by contracts that have a three to five year term and are based primarily in Miami, Florida, with additional assets located in Mobile, Alabama, and Houston, Texas.  TEPPCO used its revolving credit facility to finance this acquisition.  The cost of the acquisition has been recorded as property, plant and equipment based on estimated fair values.

These acquisitions are accounted for as business combinations using the acquisition method of accounting in accordance with SFAS 141(R) (ASC 805), Business Combinations.  Under SFAS 141(R), all of the assets acquired in these transactions are recognized at their acquisition-date fair values.  Such fair values have been developed using recognized business valuation techniques.

Note 10.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following tables summarize our intangible assets by business segment at June 30, 2009:

	June 30, 2009
	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners
Customer relationship intangibles	$858.3	$(300.6)	$557.7
Contract-based intangibles	409.6	(169.8)	239.8
Subtotal	1,267.9	(470.4)	797.5
Investment in TEPPCO
Incentive distribution rights	606.9	--	606.9
Customer relationship intangibles	52.4	(5.3)	47.1
Gas gathering agreements	462.5	(227.0)	235.5
Other contract-based intangibles	75.9	(33.1)	42.8
Subtotal	1,197.7	(265.4)	932.3
Total	$2,465.6	$(735.8)	$1,729.8

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Goodwill

The following table summarizes our goodwill amounts by business segment at June 30, 2009:

Investment in Enterprise Products Partners	$706.9
Investment in TEPPCO	307.0
Total	$1,013.9

Note 11.  Debt Obligations

The following table summarizes the significant components of our consolidated debt obligations at June 30, 2009:

Principal amount of debt obligations of the Enterprise GP Holdings	$1,068.5
Principal amount of debt obligations of Enterprise Products Partners:
Senior debt obligations	8,131.5
Subordinated debt obligations	1,232.7
Total principal amount of debt obligations of Enterprise Products Partners	9,364.2
Principal amount of debt obligations of TEPPCO:
Senior debt obligations	2,423.3
Subordinated debt obligations	300.0
Total principal amount of debt obligations of TEPPCO	2,723.3
Total principal amount of consolidated debt obligations	13,156.0
Other, non-principal amounts:
Changes in fair value of debt-related derivative instruments	34.1
Unamortized discounts, net of premiums	(12.3)
Unamortized deferred gains related to terminated interest rate swaps	30.2
Total other, non-principal amounts	52.0
Total consolidated debt obligations	13,208.0
Less current maturities of Enterprise Products Partners’ long-term debt	(181.4)
Total long-term debt obligations	$13,026.6

Debt Obligations of Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of either Enterprise Product Partners or TEPPCO.

There have been no significant changes in the terms of Enterprise GP Holdings debt obligations since those reported in our Recast Form 8-K.  The following table summarizes the debt obligations of Enterprise GP Holdings at June 30, 2009:

EPE Revolver, variable rate, due September 2012	$102.0
$125.0 million Term Loan A, variable rate, due September 2012	125.0
$850.0 million Term Loan B, variable rate, due November 2014 (1)	841.5
Total debt obligations of Enterprise GP Holdings	$1,068.5

(1)  In accordance with SFAS 6 (ASC 470), Classification of Short-Term Obligations Expected to be Refinanced, long-term and current maturities of debt reflect the classification of such obligations at June 30, 2009.  With respect to the $8.5 million due under Term Loan B in 2009, Enterprise GP Holdings has the ability to use available credit capacity under its revolving credit facility to fund repayment of this amount.

During September 2008, Lehman Commercial Paper Inc. (“Lehman”), which had a 9.2% participation in the EPE Revolver, stopped funding its commitment following the bankruptcy filing of its parent entity.  Excluding the remaining Lehman commitment of $9.0 million, Enterprise GP Holdings had $89.0 million of availability under the EPE Revolver at June 30, 2009.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Consolidated Debt Obligations of Enterprise Products Partners

The following table summarizes the principal amount of consolidated debt obligations of Enterprise Products Partners at June 30, 2009:

Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due November 2012	$853.2
EPO Senior Notes B, 7.50% fixed-rate, due February 2011	450.0
EPO Senior Notes C, 6.375% fixed-rate, due February 2013	350.0
EPO Senior Notes D, 6.875% fixed-rate, due March 2033	500.0
EPO Senior Notes F, 4.625% fixed-rate, due October 2009 (1)	500.0
EPO Senior Notes G, 5.60% fixed-rate, due October 2014	650.0
EPO Senior Notes H, 6.65% fixed-rate, due October 2034	350.0
EPO Senior Notes I, 5.00% fixed-rate, due March 2015	250.0
EPO Senior Notes J, 5.75% fixed-rate, due March 2035	250.0
EPO Senior Notes K, 4.950% fixed-rate, due June 2010 (1)	500.0
EPO Senior Notes L, 6.30%, fixed-rate, due September 2017	800.0
EPO Senior Notes M, 5.65%, fixed-rate, due April 2013	400.0
EPO Senior Notes N, 6.50%, fixed-rate, due January 2019	700.0
EPO Senior Notes O, 9.75% fixed-rate, due January 2014	500.0
EPO Senior Notes P, 4.60% fixed-rate, due August 2012	500.0
EPO Yen Term Loan, 4.93% fixed-rate, due March 2009 (2)	--
Petal GO Zone Bonds, variable rate, due August 2037	57.5
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010 (1)	54.0
Duncan Energy Partners’ Revolver, variable rate, due February 2011	184.5
Duncan Energy Partners’ Term Loan, variable rate, due December 2011	282.3
Total senior debt obligations of Enterprise Products Partners	8,131.5
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due August 2066	550.0
EPO Junior Notes B, fixed/variable rates, due January 2068	682.7
Total subordinated debt obligations of Enterprise Products Partners	1,232.7
Total principal amount of debt obligations of Enterprise Products Partners	$9,364.2

Letters of credit outstanding	$111.7

(1)  In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at June 30, 2009 after taking into consideration EPO’s ability to use available borrowing capacity under its Revolver.
(2)  The EPO Yen Term Loan matured on March 30, 2009.

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of Duncan Energy Partners’ Revolver and Term Loan.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.  EPO’s debt obligations are non-recourse to Enterprise GP Holdings and EPGP.

Apart from that discussed below, there have been no significant changes in the terms of Enterprise Products Partners’ debt obligations since those reported in our Recast Form 8-K.

EPO Senior Notes P.  In June 2009, EPO sold $500.0 million in principal amount of 3-year senior unsecured notes (“EPO Senior Notes P”).  EPO Senior Notes P were issued at 99.95% of their principal amount, have a fixed interest rate of 4.60% and mature in August 2012.  Net proceeds from the issuance of EPO Senior Notes P were used (i) to repay amounts borrowed under the EPO $200 Million Term Loan, (ii) to temporarily reduce borrowings outstanding under the EPO Revolver and (iii) for general partnership purposes.

EPO Senior Notes P rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  EPO Senior Notes P are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

EPO $200.0 Million Term Loan.  In April 2009, EPO entered into a $200.0 Million Term Loan, which was subsequently repaid and terminated in June 2009 using funds from the issuance of EPO Senior Notes P.

364-Day Revolving Credit Facility.  In November 2008, EPO executed a standby 364-Day Revolving Credit Agreement (the “364-Day Facility”) that had a borrowing capacity of $375.0 million.  The 364-Day Facility was terminated in June 2009 under its terms as a result of the issuance of EPO Senior Notes P.  No amounts were borrowed under this standby facility through its termination date.

Dixie Revolving Credit Facility. The Dixie Revolver was terminated in January 2009.

Letters of credit.  At June 30, 2009, EPO had outstanding a $60.0 million letter of credit relating to its commodity derivative instruments and a $50.7 million letter of credit related to its Petal GO Zone Bonds.  These letter of credit facilities do not reduce the amount available for borrowing under EPO’s credit facilities.  In addition, Duncan Energy Partners had an outstanding letter of credit in the amount of $1.0 million at June 30, 2009, which reduces the amount available for borrowing under Duncan Energy Partners’ credit facility.

   Consolidated Debt Obligations of TEPPCO

The following table summarizes the principal amount of consolidated debt obligations of TEPPCO at June 30, 2009:

Senior debt obligations of TEPPCO:
TEPPCO Revolver, variable rate, due December 2012	$723.3
TEPPCO Senior Notes, 7.625% fixed-rate, due February 2012	500.0
TEPPCO Senior Notes, 6.125% fixed-rate, due February 2013	200.0
TEPPCO Senior Notes, 5.90% fixed-rate, due April 2013	250.0
TEPPCO Senior Notes, 6.65% fixed-rate, due April 2018	350.0
TEPPCO Senior Notes, 7.55% fixed-rate, due April 2038	400.0
Total senior debt obligations of TEPPCO	2,423.3
Subordinated debt obligations of TEPPCO:
TEPPCO Junior Subordinated Notes, fixed/variable rates, due June 2067	300.0
Total principal amount of debt obligations of TEPPCO	$2,723.3

There have been no significant changes in the terms of TEPPCO’s debt obligations since those reported in our Recast Form 8-K.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at June 30, 2009.

Information Regarding Variable Interest Rates Paid

The following table presents the weighted-average interest rates paid on our consolidated variable rate debt obligations during the six months ended June 30, 2009:

Weighted-Average
Interest Rate
Paid
EPE Revolver	1.89%
EPE Term Loan A	1.87%
EPE Term Loan B	3.30%
EPO Revolver	1.03%
Petal GO Zone Bonds	0.91%
Duncan Energy Partners’ Revolver	1.89%
Duncan Energy Partners’ Term Loan	1.31%
TEPPCO Revolver	0.92%

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Consolidated Debt Maturity Table

The following table presents the contractual scheduled maturities of principal amounts of our consolidated debt obligations for the next five years and in total thereafter:

2009 (1)	$508.5
2010 (1)	562.5
2011	925.3
2012	2,829.0
2013	1,208.5
Thereafter	7,122.2
Total scheduled principal payments	$13,156.0

(1)  Long-term and current maturities of debt, as presented on our Unaudited Condensed Consolidated Balance Sheet at June 30, 2009, reflect the classification of such obligations after taking into consideration Enterprise GP Holdings’ and EPO’s ability to use available borrowing capacity under the EPE Revolver and EPO Revolver, respectively.

Debt Obligations of Unconsolidated Affiliates

Enterprise Products Partners has two unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations.  The following table shows (i) the ownership interest in each entity at June 30, 2009, (ii) total debt of each unconsolidated affiliate at June 30, 2009 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt:

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Poseidon (1)	36%	$90.0	$--	$--	$90.0	$--	$--	$--
Evangeline (1)	49.5%	15.7	5.0	3.2	7.5	--	--	--
Centennial (2)	50%	124.8	4.8	9.1	9.0	8.9	8.6	84.4
Total		$230.5	$9.8	$12.3	$106.5	$8.9	$8.6	$84.4

(1) Denotes an unconsolidated affiliate of Enterprise Products Partners. (2) Denotes an unconsolidated affiliate of TEPPCO.

The credit agreements of these unconsolidated affiliates contain various affirmative and negative covenants, including financial covenants.  These businesses were in compliance with such covenants at June 30, 2009.  The credit agreements of these unconsolidated affiliates also restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

There have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in our Recast Form 8-K.

Note 12.  Equity

At June 30, 2009, equity consisted of the capital account of Dan Duncan LLC, accumulated other comprehensive loss and noncontrolling interest.  Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter.  No distributions have been made to date.  The capital account balance of Dan Duncan LLC was nominal at June 30, 2009.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Accumulated Other Comprehensive Loss

The following table presents the components of accumulated other comprehensive loss attributable to noncontrolling interest at June 30, 2009:

Commodity derivative instruments (1)	$(154.2)
Interest rate derivative instruments (1)	(38.7)
Foreign currency derivative instruments (1)	0.1
Foreign currency translation adjustment (2)	(0.7)
Pension and postretirement benefit plans	(0.7)
Proportionate share of other comprehensive loss of unconsolidated affiliates, primarily Energy Transfer Equity	(11.9)
Total	$(206.1)

(1) See Note 5 for additional information regarding our derivative instruments. (2) Relates to transactions of Enterprise Products Partners’ Canadian NGL marketing subsidiary.

Noncontrolling Interest

As presented in our Unaudited Condensed Consolidated Balance Sheet, noncontrolling interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries are consolidated with those of EPE Holdings, with any third-party and affiliate ownership in such amounts presented as noncontrolling interest.  The following table presents the components of noncontrolling interest as presented on our Unaudited Condensed Consolidated Balance Sheet at June 30, 2009:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,188.9
Related party owners of Enterprise Products Partners (2)	421.6
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	1,008.6
Related party owners of Enterprise GP Holdings (2)	1,000.1
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (1)	400.9
Related party owners of Duncan Energy Partners (2)	1.8
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,672.6
Related party owners of TEPPCO (2)	(24.1)
Joint venture partners (3)	111.4
Accumulated other comprehensive loss	(206.1)
Total noncontrolling interest on Consolidated Balance Sheet	$9,575.7

(1)  Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and TEPPCO.
(2)  Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and TEPPCO that are related party affiliates of EPE Holdings. This group is primarily comprised of EPCO and certain of its privately-held consolidated subsidiaries.
(3)  Represents third-party ownership interests in joint ventures that we consolidate, including Seminole Pipeline Company, Tri-States Pipeline L.L.C., Independence Hub LLC and Wilprise Pipeline Company LLC.

As a result of the dissociation of our affiliates from TOPS (see Note 3), we discontinued the consolidation of TOPS during the second quarter of 2009.  The effect of deconsolidation was to remove the accounts of TOPS, including Oiltanking’s noncontrolling interest of $33.4 million, from our books and records, after reflecting a $68.4 million aggregate write-off of the investments related to the deconsolidation.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 13.  Related Party Transactions

The following table summarizes our accounts receivable and accounts payable with related parties at June 30, 2009:

Accounts receivable - related parties:
EPCO and affiliates	$0.2
Other	10.0
Total	$10.2
Accounts payable - related parties:
EPCO and affiliates	$61.8
Other	38.4
Total	$100.2

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Significant Relationships and Agreements with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which includes the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its privately-held affiliates; and

▪	the Employee Partnerships.

EPCO is a privately-held company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP.  At June 30, 2009, EPCO and its privately-held affiliates beneficially owned 108,363,833 (or 77.8%) of Enterprise GP Holdings’ outstanding Units and 100% of EPE Holdings.  In addition, at June 30, 2009, EPCO and its affiliates beneficially owned 158,930,186 (or 34.5%) of Enterprise Products Partners’ common units, including 13,670,925 common units owned by Enterprise GP Holdings.  At June 30, 2009 EPCO and its affiliates beneficially owned 17,073,315 (or 16.3%) of TEPPCO’s common units, including the 4,400,000 common units owned by Enterprise GP Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP.  The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners.  The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO.  The executive officers and certain of the directors of EPGP, TEPPCO GP and EPE Holdings are employees of EPCO.

EPE Holdings, Enterprise GP Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates.  EPCO and its privately-held affiliates depend on the cash distributions they receive from Enterprise GP Holdings, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations.  EPCO and its privately-held affiliates received directly from us $248.0 million in cash distributions during the six months ended June 30, 2009.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a privately-held affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

We have entered into an agreement with EPCO to provide trucking services to us for the transportation of NGLs and other products.  We also lease office space in various buildings from affiliates of EPCO.  The rental rates in these lease agreements approximate market rates.

EPCO ASA.  We have no employees. Substantially all of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners, TEPPCO and their respective general partners are among the parties to the ASA.

Relationships with Unconsolidated Affiliates

Enterprise Products Partners.  Enterprise Products Partners’ significant related party revenue and expense transactions with its unconsolidated affiliates consist of the sale of natural gas to Evangeline and the purchase of NGL storage, transportation and fractionation services from Promix.  In addition, Enterprise Products Partners sells natural gas to Promix and processes natural gas at VESCO.

TEPPCO.  TEPPCO’s significant related party revenue and expense transactions with its unconsolidated affiliates consist of (i) management, rental and other revenues, (ii) transportation expense related to the transportation of crude oil on Seaway, (iii) transportation expense related to the transportation of refined products on Centennial and (iv) rental expense related to the lease of pipeline capacity on Centennial.

Energy Transfer Equity.  Our consolidated subsidiaries conduct business with Energy Transfer Equity’s consolidated subsidiaries.  For example, Enterprise Products Partners has a long-term sales contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from Enterprise Products Partners.  The contract continues until March 31, 2010 and contains renewal and extension options.  Enterprise Products Partners and another subsidiary of ETP, Energy Transfer Company (“ETC OLP”), transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to Enterprise Products Partners.

Relationship with Duncan Energy Partners

Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering and acquired controlling interests in five midstream energy businesses from EPO in a dropdown transaction.  On December 8, 2008, through a second dropdown transaction, Duncan Energy Partners acquired controlling interests in three additional midstream energy businesses from EPO.  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.   Duncan Energy Partners is engaged in the business of transporting and storing NGLs and petrochemical products and gathering, transporting, storing and marketing of natural gas.

At June 30, 2009, EPO beneficially owned approximately 61% of Duncan Energy Partners’ limited partner interests and 100% of its general partner.

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners has continued involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes Duncan Energy Partners’ storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys from, and sells to, Duncan Energy Partners natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas that is owned by Duncan Energy Partners.

Duncan Energy Partners issued an aggregate 8.9 million of its common units in June and July 2009, which generated net proceeds of approximately $137.7 million ($123.2 million of which had been received as of June 30, 2009).  Duncan Energy Partners used the net proceeds from its issuance of these units to repurchase and cancel an equal number of its common units beneficially owned by EPO.  At August 1, 2009, EPO beneficially owned approximately 58% of Duncan Energy Partners’ limited partner interests and 100% of its general partner.

Relationship with Cenac

In connection with TEPPCO’s marine services acquisition in February 2008, Cenac Towing Co., Inc., Cenac Offshore, L.L.C. and Mr. Arlen B. Cenac, Jr. (collectively “Cenac”) and affiliates became a related party of TEPPCO due to their ownership of TEPPCO units and for other reasons.  TEPPCO entered into a transitional operating agreement with Cenac in which TEPPCO’s fleet of tow boats and tank barges (acquired from Cenac) will continue to be operated by employees of Cenac for a period of up to two years following the acquisition.  Under this agreement, TEPPCO pays Cenac a monthly operating fee and reimburses Cenac for personnel salaries and related employee benefit expenses, certain repairs and maintenance expenses and insurance premiums on the equipment.

Effective August 1, 2009, the transitional operating agreement was terminated.  Personnel providing services pursuant to the agreement became employees of EPCO and will continue to provide services under the ASA.

Note 14.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation and legal proceedings, including regulatory and environmental matters.  Although we are insured against various risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings.  We are not aware of any litigation, pending or threatened, that we believe is reasonably likely to have a significant adverse effect on our financial position.

We evaluate our ongoing litigation based upon a combination of litigation and settlement alternatives.  These reviews are updated as the facts and combinations of the cases develop or change.  Assessing and predicting the outcome of these matters involves substantial uncertainties.  In the event that the assumptions we used to evaluate these matters change in future periods or new information becomes available, we may be required to record a liability for an adverse outcome.  In an effort to mitigate potential adverse consequences of litigation, we could also seek to settle legal proceedings brought against us.  We have not recorded any significant reserves for any litigation in our balance sheet.

Enterprise GP Holdings matters.  In February 2008, Joel A. Gerber, a purported unitholder of Enterprise GP Holdings, filed a derivative complaint on behalf of Enterprise GP Holdings in the Court of Chancery of the State of Delaware.  The complaint names as defendants EPE Holdings; the Board of Directors of EPE Holdings; EPCO; and Dan L. Duncan and certain of his affiliates.  Enterprise GP Holdings is named as a nominal defendant. The complaint alleges that the defendants, in breach of their fiduciary duties to Enterprise GP Holdings and its unitholders, caused Enterprise GP Holdings to purchase in May 2007 the TEPPCO GP membership interests and TEPPCO units from Mr. Duncan’s affiliates at an

EPE HOLDINGS, LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

unfair price.  The complaint also alleges that Charles E. McMahen, Edwin E. Smith and Thurmon Andress, constituting the three members of EPE Holdings’ Audit, Conflicts and Governance Committee, cannot be considered independent because of their relationships with Mr. Duncan.  The complaint seeks relief (i) awarding damages for profits allegedly obtained by the defendants as a result of the alleged wrongdoings in the complaint and (ii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts.  Management believes this lawsuit is without merit and intends to vigorously defend against it.  For information regarding our relationship with Mr. Duncan and his affiliates, see Note 13.

Enterprise Products Partners’ matters.  In February 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the U.S. Department of Justice (“DOJ”) related to an ammonia release in Kingman County, Kansas in October 2004 from a pressurized anhydrous ammonia pipeline (“Magellan Ammonia Pipeline”) owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”), and a previous release of ammonia in September 2004 from the same pipeline.  EPO was the operator of this pipeline until July 1, 2008. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO for the civil matter.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on Enterprise Products Partners’ consolidated financial position.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against Enterprise Products Partners and others in April 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.  Defendants and the State agreed to certain stipulations that, among other things, require Enterprise Products Partners to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  Enterprise Products Partners has complied with the stipulations and the State has dismissed the portions of the compliant seeking the temporary restraining order and injunction.  Enterprise Products Partners has entered into a settlement agreement with the State that assesses a fine of which they are responsible for approximately $0.2 million.

In January 2009, the State of New Mexico filed suit in District Court in Santa Fe County, New Mexico, under the New Mexico Air Quality Control Act.  The lawsuit arose out of a February 27, 2008 Notice Of Violation issued to Marathon Oil Corp. (“Marathon”) as operator of the Indian Basin natural gas processing facility located in Eddy County, New Mexico.  Enterprise Products Partners owns a 42.4% undivided interest in the assets comprising the Indian Basin facility.  The State alleges violations of its air laws, and Marathon believes there has been no adverse impact to public health or the environment, having implemented voluntary emission reduction measures over the years.  The State seeks penalties above $0.1 million.  Marathon continues to work with the State to determine if resolution of the case is possible. We believe that any potential penalties will not have a material impact on Enterprise Products Partners’ consolidated financial position.

In connection with the dissociation of Enterprise Products Partners and TEPPCO from TOPS (see Note 3) Oiltanking filed an original petition against Enterprise Offshore Port System, LLC, EPO, TEPPCO O/S Port System, LLC, TEPPCO and TEPPCO GP in the District Court of Harris County, Texas, 61st Judicial District (Cause No. 2009-31367), asserting, among other things, that the dissociation was wrongful and in breach of TOPS partnership agreement, citing provisions of the agreement that, if applicable, would continue to obligate Enterprise Products Partners and TEPPCO to make capital contributions to fund the project and impose liabilities on Enterprise Products Partners and TEPPCO.  Since we believe that the actions of Enterprise Products Partners and TEPPCO in dissociating from TOPS are expressly permitted by, and in accordance with, the terms of the TOPS partnership agreement, they intend to vigorously defend

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such actions.  We have not recorded any reserves for potential liabilities relating to this litigation, although we, Enterprise Products Partners or TEPPCO may determine in future periods that an accrual of reserves for potential liabilities (including costs of litigation) should be made.  If these payments are substantial, distributions to us by either Enterprise Products Partners or TEPPCO could be adversely affected and we could experience a material adverse impact on our liquidity.

TEPPCO matters. On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in Court of Chancery of State of Delaware (the “Delaware Court”), in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. In July 2007, Mr. Brinckerhoff filed an amended complaint.  The amended complaint names as defendants (i) TEPPCO GP, certain of its current and former directors, and certain of its affiliates, (ii) Enterprise Products Partners and certain of its affiliates, (iii) EPCO and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into specified transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant and certain gas processing rights to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s IDRs in exchange for TEPPCO units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement, (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint and (iii) an award to plaintiff of the costs of the action, including fees and expenses of his attorneys and experts.  By its Opinion and Order dated November 25, 2008, the Delaware Court dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to TEPPCO’s partnership agreement.  We refer to this action and the remaining claims in this action as the “Derivative Action.”

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Delaware Court, as putative class actions on behalf of other unitholders of TEPPCO concerning the proposed merger of TEPPCO and TEPPCO GP with Enterprise Products Partners.  On May 11, 2009, these actions were consolidated under the caption Texas Eastern Products Pipeline Company, LLC Merger Litigation, C.A. No. 4548-VCL (“Merger Action”).  The complaints name as defendants Enterprise Products Partners, EPGP, TEPPCO GP, the directors of TEPPCO GP, EPCO and Dan L. Duncan.  See Note 3 for additional information related to the proposed merger.

The Merger Action complaints allege, among other things, that the terms of the merger (as proposed as of the time the Merger Action complaints were filed) are grossly unfair to TEPPCO’s unitholders and that the proposed merger is an attempt to extinguish the Derivative Action without consideration and adequate information having been provided to TEPPCO unitholders to cast a vote with respect to the proposed merger.  The complaints further allege that the process through which the Special Committee of the ACG Committee of TEPPCO GP was appointed to consider the proposed merger is contrary to the spirit and intent of TEPPCO’s partnership agreement and constitutes a breach of the implied covenant of fair dealing.

The complaints seek relief (i) enjoining the defendants and all persons acting in concert with them from pursuing the proposed merger, (ii) rescinding the proposed merger to the extent it is consummated, or awarding rescissory damages in respect thereof, (iii) directing the defendants to account for all damages suffered or to be suffered by the plaintiffs and the purposed class as a result of the defendants’ alleged wrongful conduct, and (iv) awarding plaintiffs’ costs of the actions, including fees and expenses of their attorneys and experts.

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On June 28, 2009, the parties entered into a Memorandum of Understanding pursuant to which  Enterprise Products Partners, TEPPCO, EPCO, TEPPCO GP, all other individual defendants and the plaintiffs have proposed to settle the Merger Action and Derivative Action. On August 5, 2009, the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) contemplated by the Memorandum of Understanding.  Pursuant to the Settlement Agreement, the board of directors of TEPPCO GP will recommend to TEPPCO unitholders that they approve the adoption of the merger agreement and take all necessary steps to seek unitholder approval for the merger as soon as practicable.  Pursuant to the Settlement Agreement, approval of the merger will require, in addition to votes required under TEPPCO’s partnership agreement, that the actual votes cast in favor of the proposal by holders of TEPPCO’s outstanding units, excluding those held by defendants to the Derivative Action, exceed the actual votes cast against the proposal by those holders.  The Settlement Agreement further provides that the Derivative Action was considered by TEPPCO GP’s Special Committee to be a significant benefit of TEPPCO’s for which fair value was obtained in the merger consideration.

The Settlement Agreement is subject to customary conditions, including Delaware Court approval.  There can be no assurance that the Delaware Court will approve the settlement in the Settlement Agreement.  In such event, the proposed settlement as contemplated by the Settlement Agreement may be terminated.  Among other things, the plaintiffs’ agreement to settle the Derivative Action and Merger Action litigation, including their agreement to the fairness of the proposed terms and process of the merger negotiations is subject to (i) the drafting and execution of  other such documentation as may be required to obtain final Delaware Court approval and dismissal of the actions, (ii) Delaware Court approval and the mailing of the notice of settlement which sets forth the terms of settlement to TEPPCO’s unitholders, (iii) consummation of the proposed merger and (iv) final Delaware Court certification and approval of the settlement and dismissal of the actions.

Additionally, on June 29 and 30, 2009, respectively, M. Lee Arnold and Sharon Olesky, purported unitholders of TEPPCO, filed separate complaints in the District Courts of Harris County, Texas, as putative class actions on behalf of other unitholders of TEPPCO, concerning the proposed merger of TEPPCO with Enterprise Products Partners. The complaints name as defendants TEPPCO, TEPPCO GP, Enterprise Products Partners, EPGP, EPCO, Dan L. Duncan, Jerry Thompson and the board of directors of TEPPCO GP.  The allegations in the complaints are similar to the complaints filed in Delaware on April 29, 2009 and seek similar relief.

Energy Transfer Equity matters.  In July 2007, ETP announced that it was under investigation by the Federal Energy Regulatory Commission (“FERC”) with respect to (i) whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the time of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodity derivative instrument positions and from certain index-priced physical gas purchases in the Houston Ship Channel market and (ii) whether ETP manipulated daily prices at the Waha and Permian hubs in west Texas on two dates.  In July 2007, the FERC announced that it was taking preliminary action against ETP and proposed $69.9 million in disgorgement of profits, plus interest, and civil penalties of $82.0 million with respect to its market manipulation claims.

The FERC’s actions against ETP also included allegations related to its Oasis pipeline, which is an intrastate pipeline that transports natural gas between the Waha and Katy hubs in Texas.  The Oasis pipeline transports interstate natural gas pursuant to the Natural Gas Policy Act (“NGPA”) Section 311 authority, and is subject to FERC-approved rates, terms and conditions of service.  The allegations related to the Oasis pipeline included claims that the pipeline violated NGPA regulations from January 2004 through June 2006 by granting undue preference to ETP’s affiliates for interstate NGPA Section 311 pipeline service to the detriment of similarly situated non-affiliated shippers and by charging in excess of the FERC-approved maximum lawful rate for interstate NGPA Section 311 transportation.  The FERC proposed civil penalties and disgorgement of overcharges related these claims against Oasis of approximately $15.5 million.  In May 2008, the FERC ordered hearings to be conducted by a FERC administrative law judge with respect to the FERC’s claims against Oasis.  The hearing related to the Oasis claims was scheduled to commence in December 2008 with the administrative law judge’s initial decision due in May 2009; however, in November 2008, the administrative law judge presiding over the Oasis

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claims granted ETP’s motion for summary disposition of the claim that Oasis unduly discriminated in favor of affiliates regarding the provision of Section 311(a)(2) interstate transportation service.  ETP subsequently entered into an agreement with the FERC’s enforcement staff to settle all claims related to Oasis.  In January 2009, this agreement was submitted under seal to the FERC by the presiding administrative law judge for the FERC’s approval as an uncontested settlement of all Oasis claims.  On February 27, 2009, the settlement agreement was approved by the FERC in its entirety and without modification, and the terms of the settlement were made public.  The FERC’s order is now final and non-appealable.  ETP has stated that it does not believe the Oasis settlement, as approved by the FERC, will have a material adverse effect on it business or financial position.

In October 2007, ETP filed a response with the FERC refuting the FERC’s claims as being fundamentally flawed and requested a dismissal of the FERC’s proceedings.  In February 2008, the FERC staff recommended an increase in the proposed civil penalties of $25.0 million and disgorgement of profits of $7.3 million with respect to its market manipulation claims. If the FERC concurs with this recommendation, the total amount of civil penalties and disgorgement of profits sought by the FERC related to its market manipulation claims would be approximately $181.9 million, excluding interest.  In March 2008, ETP responded to the FERC staff regarding the recommended increase in the proposed civil penalties.  In April 2008, the FERC staff filed an answer to ETP’s March 2008 pleading.  The FERC has not taken any actions related to the recommendations of its staff with respect to the proposed increase in civil penalties.

In May 2008, the FERC ordered hearings to be conducted by a FERC administrative law judge with respect to the FERC’s market manipulation claims. The hearing related to the market manipulation claims was scheduled to commence in July 2009 with the administrative law judge’s initial decision due by January 2010; however, the procedural schedule (including the commencement of the hearing) was postponed to August 2009 in light of settlement discussions occurring between ETP and the FERC’s enforcement staff.  The FERC denied ETP’s request for dismissal of the proceeding and has ordered that, following completion of the hearing, the administrative law judge make recommendations with respect to whether ETP engaged in market manipulation in violation of the Natural Gas Act and FERC regulations.  The FERC reserved for itself the issues of possible civil penalties, revocation of ETP’s blanket market certificate, and method by which ETP would disgorge any unjust profits.  Following the issuance of the administrative law judge’s initial decision, the FERC would then issue an order with respect to these matters.  ETP management has stated that it expects that the FERC will require a payment in order to conclude these investigations on a negotiated settlement basis.

In August 2008, ETP filed a petition and an amended petition with the U.S. Court of Appeals for the Fifth Circuit related to the FERC’s claims.  In April 2009, the Fifth Circuit dismissed ETP’s petition without reaching the merits.  In June 2009, ETP sought rehearing and rehearing en banc of the Court’s April 2009 order.  In July 2009, the Fifth Circuit denied ETP’s requests for rehearing.

In addition to the FERC, third parties have asserted claims, and may assert additional claims, against Energy Transfer Equity and ETP for damages related to the aforementioned matters.  Several natural gas producers and a natural gas marketing company have initiated legal proceedings against Energy Transfer Equity and ETP in Texas state courts for claims related to the FERC claims.  These suits contain contract and tort claims relating to the alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages.  One of the suits against Energy Transfer Equity and ETP contains an additional allegation that the defendants transported natural gas in a manner that favored their affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of natural gas to other parties in the market.  ETP has moved to compel arbitration and/or contested subject-matter jurisdiction in some of these cases.  In one of these cases, the Texas Supreme Court ruled on July 3, 2009 that the state district court erred in ruling that a plaintiff was entitled to pre-arbitration discovery and therefore remanded to the state district court with a direction to rule on ETP’s original motion to compel arbitration pursuant to the terms of the arbitration clause in a natural gas

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contract between ETP and the plaintiff.  This plaintiff has filed a motion with the Texas Supreme Court requesting a rehearing of the ruling.

ETP has also been served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producers/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel.  ETP filed an original action in Harris County, Texas seeking a stay of the arbitration on the grounds that the action is not arbitrable, and the state court granted ETP their motion for summary judgment on that issue.  This action is currently on appeal before the First Court of Appeals, Houston, Texas.

A consolidated class action complaint has been filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the NYMEX in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 2003 to December 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions and intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP also violated the CEA by knowingly aiding and abetting violations of the CEA. This action alleges that the unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the period stipulated in the complaint, causing unspecified damages to the plaintiff and all other members of the putative class who purchased and/or sold natural gas futures and options contracts on the NYMEX during the period.  The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief.  In January 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim.  In March 2008, the plaintiffs filed a second consolidated class action complaint.  In response to this new pleading, ETP filed a motion to dismiss this second consolidated complaint in May 2008.  In June 2008, the plaintiffs filed a response opposing ETP’s motion to dismiss.  ETP filed a reply in support of its motion in July 2008.  In March 2009, the court issued an order dismissing this complaint, with prejudice, for failure to state a claim.  The plaintiffs have since moved for reconsideration, and briefing on that motion is now complete.

In March 2008, another class action complaint was filed against ETP in the United States District Court for the Southern District of Texas.  This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law.  The complaint further alleges that during this period ETP exerted monopolistic power to suppress the price of these transactions to non-competitive levels in order to benefit from its own physical natural gas positions.  The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief.  In May 2008, ETP filed a motion to dismiss this complaint.  In March 2009, the court issued an order dismissing the complaint.  The court found that the plaintiffs failed to state a claim on all causes of action and for failure to state an antitrust injury but granted the plaintiff leave to amend its complaint.  In April 2009, the plaintiffs filed a motion for leave to amend to assert a claim for common law fraud and attached a proposed amended complaint as an exhibit.  ETP opposed the motion and cross-moved to dismiss.  In August 2009, the court denied the plaintiff’s motion and granted ETP’s motion to dismiss the complaint.

ETE has disclosed that it is possible that the amount it becomes obliged to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of its existing accrual related to these matters.

ETP disclosed in its Form 10-Q for the six months ended June 30, 2009 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters and matters covered by insurance) aggregated $21.0 million at June 30, 2009.  Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from its operating cash flows or

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from borrowings. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on their cash available for distribution and liquidity.

Regulatory Matters

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” or “GHGs” and including carbon dioxide and methane, may be contributing to climate change.  On April 17, 2009, the U.S. Environmental Protection Agency (“EPA”) issued a notice of its proposed finding and determination that emission of carbon dioxide, methane, and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere.  The EPA’s finding and determination would allow it to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act.  Although it may take the EPA several years to adopt and impose regulations limiting emissions of GHGs, any such regulation could require us to incur costs to reduce emissions of GHGs associated with our operations.  In addition, on June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or “ACESA.”  ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs.  The U.S. Senate has also begun work on its own legislation for controlling and reducing emissions of GHGs in the United States.  Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and may have an adverse effect on our business and financial position.

Contractual Obligations

Scheduled Maturities of Long-Term Debt.  With the exception of routine fluctuations in the balance of our consolidated revolving credit facilities and the issuance of EPO Senior Notes P, there have been no significant changes in our consolidated scheduled maturities of long-term debt since those reported in our Recast Form 8-K.  See Note 11 for additional information regarding our consolidated debt obligations.

Operating Lease Obligations.  During the second quarter of 2009, Enterprise Products Partners entered into a 20-year right-of-way agreement with the Jicarilla Apache Nation in support of continued natural gas gathering activities on its San Juan gathering system in northwest New Mexico.  Pending approval of this agreement by the U.S. Department of the Interior, Enterprise Products Partners’ incremental minimum lease obligations will be $3.0 million for the first year and $2.0 million per year for each of the next succeeding four years.  Aggregate minimum lease commitments are $43.3 million over the 20-year contractual term.  The agreement also provides for contingent rentals that are calculated annually based on actual throughput volumes and then current natural gas and NGL prices.  This agreement with the Jicarilla Apache Nation does not provide for renewal options beyond the 20-year lease term.

Prior to May 2009, Enterprise Products Partners leased rail and truck terminal facilities in Mont Belvieu, Texas from Martin.  At December 31, 2008, Enterprise Products Partners’ remaining aggregate minimum lease commitments under this agreement were $56.8 million through the contractual term ending in 2023.  The lease agreement with Martin was terminated upon Enterprise Products Partners’ acquisition of such facilities during May 2009.  See Note 9 for additional information regarding this business combination.

Except for the foregoing, there have been no material changes in our consolidated operating lease commitments since December 31, 2008.

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Purchase Obligations.  Apart from that discussed below, there have been no material changes in our consolidated purchase obligations since December 31, 2008.

Due to Enterprise Products Partners’ and TEPPCO’s dissociation from TOPS in April 2009, our capital expenditure commitments decreased by an estimated $203.0 million from that reported in our Recast Form 8-K.  See Note 3 for additional information regarding Enterprise Products Partners’ and TEPPCO’s dissociation from TOPS.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of June 30, 2009, claims against us totaled approximately $4.9 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to the disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.

Note 15.  Significant Risks and Uncertainties

Insurance Matters

EPCO completed its annual insurance renewal process during the second quarter of 2009.  In light of recent hurricane and other weather-related events, the renewal of policies for weather-related risks resulted in significant increases in premiums and certain deductibles, as well as changes in the scope of coverage.

EPCO’s deductible for onshore physical damage from windstorms increased from $10.0 million per storm to $25.0 million per storm.  EPCO’s onshore program currently provides $150.0 million per occurrence for named windstorm events compared to $175.0 million per occurrence in the prior year.  With respect to offshore assets, the windstorm deductible increased significantly from $10.0 million per storm (with a one-time aggregate deductible of $15.0 million) to $75.0 million per storm.  EPCO’s offshore program currently provides $100.0 million in the aggregate compared to $175.0 million in the aggregate for the prior year.  For non-windstorm events, EPCO’s deductible for both onshore and offshore physical damage remained at $5.0 million per occurrence.   For certain of our major offshore assets, our producer customers have agreed to provide a specified level of physical damage insurance for named windstorms.  For example, the producers associated with Enterprise Products Partners’ Independence Hub and Marco Polo platforms have agreed to cover windstorm generated physical damage costs up to $250.0 million for each platform.

Business interruption coverage in connection with a windstorm event remained unchanged for onshore assets, but was eliminated for offshore assets.  Onshore assets covered by business interruption insurance must be out-of-service in excess of 60 days before any losses from business interruption will be covered.  Furthermore, pursuant to the current policy, we will now absorb 50% of the first $50.0 million of any loss in excess of deductible amounts for our onshore assets.

In the third quarter of 2008, Enterprise Products Partners’ onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.  To a lesser extent, these storms affected the operations of TEPPCO as well.  The disruptions in hydrocarbon production caused by these storms resulted in decreased volumes for some of Enterprise Products Partners’ pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which, in turn, caused a decrease in gross operating margin from these operations.  Enterprise Products Partners continues to file property damage claims in connection with the damage caused by these storms.  The insurance

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carriers have notified Enterprise Products Partners that they expect to pay an initial $25.0 million in business interruption proceeds during the third quarter of 2009 in connection with these storms.

During the six months ended June 30, 2009 Enterprise Products Partners received $23.2 million from property damage insurance claims with respect to Hurricane Katrina.  During the three months ended June 30, 2009 no business interruption insurance claims were received.

At June 30, 2009, Enterprise Products Partners had $14.1 million of estimated property damage claims outstanding related to storms that we believe are probable of collection during the next twelve months and $55.7 million thereafter.  To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur, if and when additional information becomes available.

Credit Risk Due to Industry Concentrations

Enterprise Products Partners’ largest customer for 2008 was LyondellBassell Industries and its affiliates (“LBI”), which accounted for 9.6% of Enterprise Products Partners’ consolidated revenues during 2008.  On January 6, 2009, LBI announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  Since LBI filed for Chapter 11 bankruptcy protection and with the support of debtor-in-possession financing, it continues to do business with Enterprise Products Partners.  However, Enterprise Products Partners has taken steps to manage its credit exposure to LBI through prepayment requirements and similar remedies.  Based on current facts known to us, the bankruptcy of LBI is not expected to have a material adverse effect on the financial condition of Enterprise Products Partners or us.

Note 16.  Subsequent Event

Settlement Agreement

On August 5, 2009, the parties to the Merger Action and the Derivative Action described in Note 14 entered into the Settlement Agreement contemplated by the Memorandum of Understanding.  Pursuant to the Settlement Agreement, the board of directors of TEPPCO GP will recommend to TEPPCO’s unitholders that they approve the adoption of the merger agreement governing the proposed merger of TEPPCO and TEPPCO GP with Enterprise Products Partners and take all necessary steps to seek unitholder approval for the merger as soon as practicable.  Pursuant to the Settlement Agreement, approval of the merger will require, in addition to votes required under TEPPCO’s partnership agreement, that the actual votes cast in favor of the proposal by holders of TEPPCO’s outstanding units, excluding those held by defendants to the Derivative Action, exceed the actual votes cast against the proposal by those holders.  The Settlement Agreement further provides that the Derivative Action was considered by TEPPCO GP’s Special Committee to be a significant benefit of TEPPCO for which fair value was obtained in the merger consideration.

The Settlement Agreement is subject to customary conditions, including Delaware Court approval.  There can be no assurance that the Delaware Court will approve the settlement in the Settlement Agreement.  In such event, the proposed settlement as contemplated by the Settlement Agreement may be terminated.  See Note 3 for additional information regarding the proposed merger.  See Note 14 for additional information related to the Merger Action and the Derivative Action, including the Settlement Agreement.